Exhibit 10.93

Translation from Hebrew to English

Agreement

Drawn up and entered into on December 24, 2006

BETWEEN

Xfone, Inc.
whose address for the purposes of this agreement shall be:
c/o Xfone 018 Ltd.,
P.O.Box 7616, Petach Tikvah 49170
(hereinafter called: "the Company")

of the first part;

AND BETWEEN

1. Halman - Aldubi Provident Funds Ltd.
2. Halman - Aldubi Pension Funds Ltd.
of 2 Ben Gurion Street, Ramat Gan
(severally and/or jointly hereinafter called: "Halman Aldubi")

of the second part;

Whereas the Company is a public company that was incorporated in the State of Nevada, USA, whose stocks are traded on the Tel Aviv Stock Exchange Ltd., and on the American Stock Exchange (together hereinafter called: "the Stock Exchange");

And whereas the parties are interested in the Company selling to Halman Aldubi Regular Stocks with a par value of $0.001 each, as well as non-negotiable option warrants, and all as specified in the following agreement;

It is therefore agreed and stipulated between the parties as follows:

1. The preamble to this agreement constitutes an integral part thereof.

2. Subject to receiving all the required authorizations, as stipulated in the following agreement, the Company will sell stocks and non-negotiable option warrants to Halman Aldubi, as specified below:

2.1     344,828 Regular Stocks in the Company (hereinafter called: "the Assigned Stocks") with a par value of $0.001 each (hereinafter called: "Regular Stocks") at a price of $2.90 per stock and a total of $1,000,000 (one million US dollars) (hereinafter called: "the Immediate Consideration").

The Assigned Stocks shall be equal in every respect to the Regular Stocks of the Company's issued stock capital and they shall be assigned to Halman Aldubi being free of any lien, attachment or other third part right whatsoever.

2.2     172,414 non-negotiable option warrants (hereinafter called: "the Option Warrants") that shall be allocated to Halman Aldubi for no additional consideration. The Option Warrants may be realized at any time, as from the day Stock Exchange approval is granted, as specified below, and until December 24 2011 (inclusive) for 172,414 of the Company's common stocks, in such a way that each Option Warrant may be realized as one common stock of the Company (subject to the adjustments specified in Clause 6 below), for a cash payment to the Company of the realization price of $3.40. An option warrant that is not realized by December 24 2011 (inclusive) shall expire and shall not grant Halman Aldubi any right whatsoever. The Option Warrants shall be assigned to Halman Aldubi being free of any lien, attachment or other third part right whatsoever.

Should Halman Aldubi give notification of its realization of Option Warrants, the Company shall allocate common stocks to Halman Aldubi against the realized option warrants, within three business days from the day company receives the (original) option warrants and the realization price for the option warrants.

Subject to what is stated in sub-clause 7.7 below, the Company shall bear the cost of all the expenses involved in making the aforementioned allocation on its own and including stamp duty, should this be applicable.

2.3     Halman Aldubi declares and undertakes that it purchases the Assigned Stocks and the Option Warrants "as is" at the time of their allocation and that it does not have and shall not have any plea and/or demand and/or claim as regards the assigned stocks and/or the option warrants and/or as regards the state of the Company at that time and that it hereby waives absolutely and irrevocably any plea and/or demand and/or claim as aforementioned.

2.4     Each of the parties confirms that approval has been given by its Board of Directors for the completion of the transaction that is the subject of this agreement. Each of the parties shall provide the other with a copy of the approval of its Board of Directors for entering into this agreement or notification in writing that the approval of the Board of Directors has been duly and legally given as aforementioned. In addition, the Company affirms that the allocation of the stocks and the option warrants is not in contradiction to the regulations of the Company's bylaws.

3. Suspending Condition

A suspending condition for the existence of this agreement is the approval of the Stock Exchange for the registration for trading of the Assigned Stocks and of the stocks that derive from the realization of the Option Warrants, within 75 days of the signing of this agreement.

Despite what has been stated above, should the Stock Exchange require that the Company's stockholders approve the transaction that is the subject of this agreement, the time period stated above shall be extended by a further 75 days.

If the suspending condition that is stated above in this clause is not fulfilled within the time period stated above, and this was not due to any act or omission on the part of the Company, this agreement shall be null and void and neither party shall be entitled to any remedy or right whatsoever by force of law vis-à-vis the other party. In this case, the Trustee shall return the Immediate Consideration in its entirety (including any interest that has accrued to it) to Halman Aldubi.

4. The Depositing of the Immediate Consideration in an Escrow Account and the Completion of the Agreement

The Immediate Consideration shall be deposited in its entirety by Halman Aldubi in an escrow account managed by Attorney Alon Reisser (hereinafter called: "the Trustee") for the Company, and this shall be done within two business days of the signing of this agreement. The particulars of the above escrow account are as follows:- bank: Poalei Agudat Israel (52); Branch: Modi'in Elite (180); Name of Account: Attorney Alon Reisser in trust for Xfone, Inc.; Account Number: 105-715123. It is hereby elucidated that the trustee is the legal adviser to the Company and its secretary, and that as regards this agreement he is acting as the trustee for both parties to the agreement.

Within 5 business days of the date of the fulfillment of the suspending condition for the implementation of this agreement, as stated in Clause 3 above, the parties and the trustee shall meet in the Company's offices, as previously coordinated between them, for the purpose of completing the transaction and shall act as specified below, where all the proceedings shall be carried out at the same time, as follows:

4.1     The Company shall provide Halman Aldubi with a copy of Stock Exchange approvals for the registration for trade of the stocks.

4.2     Against the transfer by the trustee of the Immediate Consideration in its entirety to the Company, (apart from any interest that has accrued to it, that shall be made over to Halman Aldubi) the Company shall allocate the Assigned Stocks and the Option Warrants to Halman Aldubi and shall hand over to Halman Aldubi a Stock Certificate in Halman Aldubi's name for the Assigned Stocks and an Options Certificate in Halman Aldubi's name for the Option Warrants.

The parties undertake to carry out all these proceedings in a bona fide manner and to sign on all the documents, authorizations, forms, questionnaires and declarations, as may be required, and as may be useful for the purpose of putting into practice the stipulations of this agreement.

5. Prevention or restriction of the carrying out of operations with the Assigned Stocks, with the Option Warrants and with the stocks deriving from their realization

Halman Aldubi hereby declares that it is aware that the Option Warrants are not registered for trade, and that the Assigned Stocks and the stocks deriving from the realization of the Option Warrants (hereinafter together called: "the Halman Aldubi Stocks") will be restricted in accordance with the stipulations of US and/or Israeli law applying to the Company or its stocks.

The Company undertakes to submit a Registration Statement to the U.S. Securities and Exchange Commission (SEC) to register the Halman Aldubi Stocks, and to do this by May 31, 2007.

6. Adjustments

From the time of the completion of this agreement until the last date on which the Option Warrants can be realized, the following stipulations shall apply to the Option Warrants that have not yet been realized:

6.1     Should the Company distribute stock dividend whose date fixed for entitlement to participation in the distribution falls prior to the date of their realization, then immediately after this date the number of stocks for realization to which Halman Aldubi is entitled shall increase on the realization of the Option Warrants and payment of the realization price by the number of stocks that Halman Aldubi would have been entitled to as stock dividend if they were to have realized the option warrants prior to the date fixed. The realization price of each option warrant shall not change as a result of the increase in the number of stocks that Halman Aldubi is entitled to.

6.2     Should the Company offer its stockholders securities of any sort as an entitlement during the realization period, then no stocks or other securities shall accrue to the stocks for realization and the realization price shall not change and the Company shall offer identical entitlements, on identical terms to Halman Aldubi as well for the Option Warrants that have not yet been realized, as if Halman Aldubi had realized the option warrants prior to the date fixed for the right to participate in the said entitlement issue.

6.3     The number of stocks to which Halman Aldubi shall be entitled shall not be adjusted in the case of issues of whatever sort, apart from adjustments consequent on distribution of dividend stock and participation in entitlement issues as stated above.

6.4     Should the Company pay a cash dividend, and the date fixed for its payment precedes the date of the realization of the Option Warrants, then from the ex-dividend date on which the Company's stocks are traded, the realization price of the Option Warrants shall be the previous realization price less the net amount of the stock dividend. It is elucidated that whatever the case, the realization price shall not be less than the par value of the share being realized.

6.5     The Company shall reserve an adequate number of regular stocks with a par value of $0.001 in its registered capital to ensure Halman Aldubi's realization right, and, where necessary, shall act to increase its registered capital.

6.6      The terms of the Option Warrants shall not be changed by the Company, unless with the consent of Halman Aldubi.

7. Miscellaneous

7.1     No waiver, extension, discount or change in terms whatsoever to this agreement shall be valid, unless made in writing by both parties to this agreement. No delay in realizing its rights by either party shall be considered to be a waiver, and the party shall be entitled to realize its rights, each one individually or all of them together, both under this agreement and under the law, at any time that it deems fit.

7.2     The terms of this agreement reflect in full everything that was stipulated and agreed upon between the parties as regards the sale of the Assigned Stocks and the Option Warrants to Halman Aldubi and the parties shall not be obligated by any promises, presentations, declarations and agreements, verbal or written, that were made prior to the signing of this agreement (to the extent that such were made), and this agreement cancels any prior agreement that was made between the parties on this matter (to the extent that such was made).

7.3     The parties declare that subject to the fulfillment of the suspending conditions specified in this agreement, there is nothing under the law and/or under any agreement that prevents their business connection in this agreement. However, it is hereby elucidated that a number of bodies who invested in the Company in the past have a right to participate in future issues / the right of first refusal and that the Company will contact these investors and inform them of this agreement within two business days of the date this agreement is signed.

7.4     Halman Aldubi declares that it does not have valid agreements extant with Company stockholders regarding the purchase or sale of securities or regarding voting rights in the Company or on any matter whatsoever.

7.5     The addresses of the parties for the purposes of this agreement are as specified in its preamble. Any notification sent by one party to the other to its address as stated above or to another address notification of which was delivered in writing by one of the parties, shall be considered as having been received within 72 hours of its being dispatched by registered mail or on the first business day after it was sent by facsimile and/or its delivery by courier.

7.6     The agreement of the parties as stated in this agreement may be effected by means of electronic authorization, by email, or by any other electronic means.

7.7     Each party shall bear the costs of its own attorney in the drawing up of this agreement.

In witness thereof we hereby set our hands:

/s/ Halman - Aldubi Provident Funds Ltd.	/s/ Halman - Aldubi Pension Funds Ltd.
Halman - Aldubi Provident Funds Ltd.	Halman - Aldubi Pension Funds Ltd.

/s/ Guy Nissenson
Xfone, Inc.